Exhibit 99.2

News Release

Hexcel Corporation, 281 Tresser Boulevard, Stamford, CT 06901 (203) 969-0666

Hexcel Provides Business Update Related to

COVID-19 Pandemic

Company Maintains a Strong Balance Sheet and Liquidity Position

Limited Duration Shareholder Rights Plan Adopted

STAMFORD, Conn. April 6, 2020 — Hexcel Corporation (NYSE: HXL) today announced a number of actions it is taking in response to the global coronavirus (COVID-19) pandemic and the related impact on its business.

Nick Stanage, Chairman, Chief Executive Officer and President of Hexcel said, “Like many companies, Hexcel is facing unprecedented challenges in light of the evolving COVID-19 pandemic. Our top priorities are the health and safety of our employees and successfully navigating the economic challenges created by the pandemic. Our plants are working to meet customer demand, and we believe we have an obligation to the national and economic security of the countries where we do business – and to our customers – to keep those plants open as long as we can safely do so because we are a sole source provider for many programs, including critical defense platforms. We are staying close to our customers as we better understand how the pandemic is affecting their operations.”

Earlier today in a related matter, Hexcel and Woodward Inc. announced the two companies have mutually agreed to terminate their merger agreement in response to economic uncertainties in both the aerospace and industrial sectors resulting from the COVID-19 health crisis. Mr. Stanage said, “As events unfolded from the global pandemic, we came to the unfortunate conclusion that we had no choice but to move forward as independent companies. As a global leader in advanced composites technology with close customer connections and a clear value proposition for employees, customers, and shareholders over the long term, Hexcel will continue developing technology-rich innovations that deliver smarter, cleaner, and safer solutions for our customers around the world.”

Operational Excellence

As Hexcel plants continue to operate and serve customers during the COVID-19 pandemic in accordance with applicable laws and regulations, the Company is committed to providing a safe and secure workplace for its employees. Additional safety measures include:

•	Instituting enhanced cleaning and sanitation procedures at every manufacturing site.

•	Establishing enhanced protocols for the use of personal protective equipment.

•	Creating new practices for work cell zoning to ensure social distancing.

•	Encouraging work from home for those employees who can effectively do so to reduce exposure to employees who continue to work on site.

Cost Reductions

To mitigate the effect of current market conditions, the Company has taken immediate steps to reduce costs including implementing a hiring freeze, restricting travel, scrutinizing all discretionary spending, curtailing capital expenditures, and evaluating employment levels to align with lower customer demand.

Solid Liquidity Position

Hexcel maintains a strong balance sheet and has an investment grade credit rating. At December 31, 2019, borrowing availability under the $1.0 billion revolving credit facility was $687 million. The revolving facility expires in June 2024. Total leverage at December 31, 2019 was 1.8 times, measured as gross debt to trailing 12-month adjusted EBITDA[1]. Hexcel has an extended debt maturity schedule with no material maturities prior to June 2024. Based on this strong liquidity, Hexcel is well positioned to manage through this period of market challenges.

Hexcel’s Board and leadership are continuously monitoring the rapidly changing environment created by COVID-19 and will continue to take all necessary steps to manage the impact of the pandemic as the situation develops.

Shareholder Rights Plan

Hexcel also announced that its Board of Directors has adopted a limited duration shareholder rights plan (the “Rights Plan”). In connection with adoption of the Rights Plan, the Board declared a dividend distribution of one preferred share purchase right on each outstanding share of Hexcel common stock.

The Rights Plan is being adopted in response to the extraordinary business and market dislocations resulting from the global coronavirus (COVID-19) pandemic and the actions taken to contain it, as well as the termination of the Company’s previously announced merger of equals agreement with Woodward. The Rights Plan has not been adopted in response to any specific takeover bid or other proposal to acquire control of the Company.

The Rights Plan is similar to shareholder rights plans recently adopted by other public companies and is intended to enable all Hexcel shareholders to realize the long-term value of their investment in Hexcel. The Rights Plan is designed to assure that all of Hexcel’s shareholders receive fair and equal treatment in the event of any proposed takeover of Hexcel and to guard against opportunistic tactics to exert control over Hexcel during this period of economic uncertainty and market volatility. The Rights Plan will not prevent a takeover, but should encourage anyone seeking to acquire Hexcel to negotiate with the Board prior to attempting a takeover.

The Rights Plan will be exercisable only if a person or group acquires 15% or more of Hexcel’s common stock without the approval of the Board. If a person or group acquires 15% or more of Hexcel’s outstanding common stock without the prior consent of the Board, each right will entitle its holder (other than the acquiror(s)) to purchase for $150, a number of Hexcel’s common shares having a market value of $300. Alternatively, in the event the rights become exercisable, the Board may elect to exchange one share of Hexcel’s common stock for each outstanding right (other than rights owned by the acquiror(s)).

The dividend distribution of preferred share purchase rights will be made on April 16, 2020, payable to shareholders of record on that date, and is not taxable to shareholders. The rights will expire on April 15, 2021.

[1]	Non-GAAP measurements are not recognized in accordance with generally accepted accounting principles and should not be viewed as an alternative to GAAP measures of performance.

First Quarter 2020 Earnings Release and Conference Call

Hexcel will report financial results for its First Quarter of 2020 along with additional details on cost control actions and customer alignment on Monday, April 20, after the market close. The company will host a webcast and conference call to discuss highlights of its financial results on Tuesday, April 21, at 10 a.m. ET. The call will be hosted by Chairman, CEO and President Nick Stanage and Chief Financial Officer Patrick Winterlich.

The event will be webcast via the Investor Relations webpage at www.Hexcel.com. A replay of the call will be available on the investor relations page of the Hexcel website approximately two hours after the conclusion of the call. The event can also be accessed by dialing +1 (647) 689-5685. The conference ID is 2977533.

2020 Annual Shareholder Meeting

Additionally, Hexcel announced that it plans to hold its 2020 annual meeting of shareholders on June 1, 2020.

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About Hexcel

Hexcel Corporation is a leading advanced composites company. It develops, manufactures and markets lightweight, high-performance structural materials including carbon fibers, specialty reinforcements, prepregs and other fiber-reinforced matrix materials, honeycomb, adhesives, engineered core and composite structures for use in commercial aerospace, space and defense and industrial applications.

Contact Information

Kurt Goddard | Vice President – Investor Relations | +1 (203) 352-6826 | Kurt.Goddard@Hexcel.com

Kaye Veazey | Vice President – Corporate & Marketing Communications | +1 (203) 352-0339 | Kaye.Veazey@Hexcel.com

Forward-Looking Statements

Certain of the matters discussed in this communication which are not statements of historical fact constitute forward-looking statements that involve a number of risks and uncertainties and are made pursuant to the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995. Words such as “strategy,” “expects,” “continues,” “plans,” “anticipates,” “believes,” “will,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning are intended to identify forward-looking statements but are not the exclusive means of identifying these statements. Important factors that may cause actual results and outcomes to differ materially from those contained in such forward-looking statements include, without limitation, risks relating to the coronavirus (COVID-19) pandemic, including the impact of continued disruption in global financial markets, ongoing restrictions on movement and travel, employee absenteeism and reduced consumer demand, on the operations and business of Hexcel and its customers and suppliers; the general business, economic and political conditions in the markets in which Hexcel operates; and the fact that Hexcel’s reported earnings and financial position may be adversely affected by tax and other factors.

Other important factors that may cause actual results and outcomes to differ materially from those contained in the forward-looking statements included in this communication are described in Hexcel’s publicly filed reports, including Hexcel’s Annual Report on Form 10-K for the year ended December 31, 2019.

Hexcel cautions that the foregoing list of important factors is not complete and do not undertake to update any forward-looking statements except as required by applicable law. All subsequent written and oral forward-looking statements attributable to Hexcel or any person acting on behalf of Hexcel are expressly qualified in their entirety by the cautionary statements referenced above.